SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(B)

                               (Amendment No. 5) *

                          Amwest Insurance Group, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 Par Value
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                         (Title of Class of Securities)

                                    032345100
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                                 (CUSIP Number)


        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                  Rule 13d-1(b)

                                  Rule 13d-1(c)

                                 x Rule 13d-1(d)



                         (Continued on following pages)

                                Page 1 of 5 Pages

                              --------------------

           * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

           The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  032345100                13G            Pa ge    2  of 5 Pages

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     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                        Savage Diversified, Inc.


                        95-4000549


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                                                                        ----
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *    (a)
                                                                        ----

                                                                        ----
                                                                   (b)   X
                                                                        ----

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     3       SEC USE ONLY


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     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States of America

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                             5      SOLE VOTING POWER


                        -------------------------------------------------------
                        -------------------------------------------------------
       NUMBER OF             6      SHARED VOTING POWER
        SHARES                                 843,177
     BENEFICIALLY
                        -------------------------------------------------------
                        -------------------------------------------------------
       OWNED BY              7      SOLE DISPOSITIVE POWER
    EACH REPORTING

      PERSON WITH
                        -------------------------------------------------------
                        -------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
                                               843,177


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     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        843,177
                         shares

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     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES *
                                                                        ----

                                                                        ----

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     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        19.5


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     12      TYPE OF REPORTING PERSON *
                        OO

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

Item 1.        Name of Issuer:

               Amwest Insurance Group, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               5230 Las Virgenes Road
               Calabasas, California  91302

Item 2(a).     Name of Person Filing:

               Savage Diversified, Inc.

Item 2(b).     Address of Principal Business Office:

               5230 Las Virgenes Road
               Calabasas, California  91302

Item 2(c).     Citizenship or Place of Organization:

               California

Item 2(d).     Title of Class of Securities:

               Common Stock, $.01 par value

Item 2(e).     CUSIP Number:

               032345100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is:

               Not applicable

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:

                    843,177 shares

               (b)  Percent of Class:

                    19.5%






                                Page 3 of 5 Pages

               (c)  Number of shares to which such person has:

(i)     sole power to vote or to direct the vote:     None
(ii)    shared power to vote or to direct the vote:   843,177 shares
(iii)   sole power to dispose or to direct the disposition of:    None
(iv)    shared power to dispose or to direct the disposition of : 843,177 shares

Item 5.    Ownership of Five Percent or Less of a Class:

           Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

           All of the voting stock of the Reporting Person is owned by Savage Family Trust (the "Trust"). Richard H. Savage, as Trustee of the Trust, beneficially owns 1,001,254 shares of the Issuer's Common Stock and has sole voting power of the Trust.

Item 7. Identification and Classification of a Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Not applicable

Item 8.    Identification and Classification of Members of the Group:

           Not applicable

Item 9.    Notice of Dissolution of Group:

           Not applicable

Item 10.   Certification:

           Not applicable


















                                Page 4 of 5 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2000



                                         /s/ RICHARD H. SAVAGE
                                         ---------------------------------
                                         Richard H. Savage
                                         Chairman of the Board
                                         Savage Diversified, Inc.



































                                Page 5 of 5 Pages